Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated June 28, 2006 relating to Exide Technologies’ financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and of our report dated June 28, 2005 relating to Exide Technologies’ financial statements and financial statement schedule, which appear in such Registration Statement. We also consent to the use of our reports dated October 6, 2006 relating to the financial statements of Exide Global Holdings Netherland C.V., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Atlanta, Georgia

October 10, 2006